EXECUTION COPY

PURCHASE AND SALE AGREEMENT

Dated as of March 2, 2010

among

VARIOUS ENTITIES LISTED ON SCHEDULE I,

as the Originators,

PATRIOT COAL CORPORATION,

individually and as Servicer

and

PATRIOT COAL RECEIVABLES (SPV) LTD.

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CONTENTS

Clause             Subject Matter                                                                                                  Page

i

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CONTENTS

Clause             Subject Matter                                                                                                  Page

SECTION 5.8	Reliance on Separate Legal Identity.................................................................	13
SECTION 5.9	Investment Company......................................................................................	13
SECTION 5.10	Perfection.......................................................................................................	13
SECTION 5.11	Creation of Receivables..................................................................................	14
SECTION 5.12	Credit and Collection Policy............................................................................	14
SECTION 5.13	Enforceability of Contracts..............................................................................	14
SECTION 5.14	Names, Location and Offices..........................................................................	14
SECTION 5.15	Good Title......................................................................................................	14
SECTION 5.16	Nature of Receivables.....................................................................................	14
SECTION 5.17	Bulk Sales, Margin Regulations, No Fraudulent Conveyance, Investment Company........................................................................................................	14
SECTION 5.18	Financial Condition.........................................................................................	15
SECTION 5.19	Licenses, Contingent Liabilities, and Labor Controversies................................	15
SECTION 5.20	Reaffirmation of Representations and Warranties by the Originators.................	15
SECTION 5.21	Transferors; Location of Mining Operations.....................................................	15
SECTION 5.22	Coal Purchase Agreements.............................................................................	16
SECTION 5.23	Ordinary Course of Business...........................................................................	16
	ARTICLE VI COVENANTS OF THE ORIGINATORS
SECTION 6.1	Affirmative Covenants.....................................................................................	16
SECTION 6.2	Reporting Requirements..................................................................................	18
SECTION 6.3	Negative Covenants........................................................................................	19
SECTION 6.4	Substantive Consolidation...............................................................................	20
	ARTICLE VII ADDITIONAL RIGHTS AND OBLIGATIONS IN RESPECT OF RECEIVABLES
SECTION 7.1	Rights of the Company....................................................................................	22
SECTION 7.2	Responsibilities of the Originators....................................................................	22
SECTION 7.3	Further Action Evidencing Purchases...............................................................	23
SECTION 7.4	Application of Collections...............................................................................	24
	ARTICLE VI PURCHASE AND SALE TERMINATION EVENTS
SECTION 8.1	Purchase and Sale Termination Events.............................................................	24
SECTION 8.2	Remedies........................................................................................................	25

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CONTENTS

Clause             Subject Matter                                                                                                  Page

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CONTENTS

Clause             Subject Matter                                                                                                  Page

SCHEDULES

Schedule I                          List of Originators and Jurisdiction of Organization

Schedule II                         Location of Mining Operations for Each Transferor

Schedule III                        Location of Books and Records of Originators

Schedule IV                       Trade Names

Schedule V                         Actions/Suits

Schedule VI                       Notice Addresses for Company, Each Originator and Patriot

Schedule VII                      Coal Purchase Agreements

EXHIBITS

Exhibit A          Form of Purchase Report

Exhibit B          Form of Company Note

Exhibit C          Form of Joinder Agreement

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THIS PURCHASE AND SALE AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of March 2, 2010, is entered into among the VARIOUS ENTITIES LISTED ON SCHEDULE I HERETO (each, an “Originator”; and collectively, “Originators”), PATRIOT COAL CORPORATION, individually (“Patriot”) and as initial Servicer (as defined below) and PATRIOT COAL RECEIVABLES (SPV) LTD., a company organized under the laws of the British Virgin Islands (the “Company”).

DEFINITIONS

Unless otherwise indicated herein, capitalized terms used and not otherwise defined in this Agreement are defined in Exhibit I to the Receivables Purchase Agreement of even date herewith (as the same exists as of the date hereof or as it may be amended, restated, supplemented or otherwise modified from time to time, the “Receivables Purchase Agreement”), among the Company, as Seller, Patriot Coal Corporation (individually, “Patriot”), as initial Servicer (in such capacity, the “Servicer”), the various Purchasers and Purchaser Agents from time to time party thereto, and Fifth Third Bank, as Administrator and as LC Bank.  All references herein to months are to calendar months unless otherwise expressly indicated.

BACKGROUND:

1.      The Company is a restricted purpose company, all of the issued and outstanding voting equity interests of which are owned by AMACAR;

2.      The Originators generate Receivables in the ordinary course of their businesses;

3.      The Originators, in order to finance their respective businesses, wish to sell Receivables to the Company, and the Company is willing to purchase Receivables from the Originators, on the terms and subject to the conditions set forth herein;

4.      The Originators and the Company intend this transaction to be a true sale or contribution, as the case may be, of Receivables and Related Rights by each Originator to the Company, providing the Company with the full benefits of ownership of the Receivables, and the Originators and the Company do not intend the transactions hereunder to be characterized as a loan from the Company to any Originator; and

5.      The Company intends to sell the Purchased Interest in the Receivables and Related Rights to the Purchasers pursuant to the Receivables Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
AGREEMENT TO PURCHASE AND SELL

SECTION 1.1  Agreement To Purchase and Sell.  On the terms and subject to the conditions set forth in this Agreement, each Originator, severally and for itself, agrees to sell to the Company, and the Company agrees to purchase from such Originator, from time to time on or after the Closing Date, but before the Purchase and Sale Termination Date (as defined in Section 1.4 hereof), all of such Originator’s right, title and interest in and to:

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(a)                each Receivable of such Originator that existed and was owing to such Originator at the closing of such Originator’s business on the Closing Date (other than Receivables contributed to the Company pursuant to Section 3.1 (the “Contributed Receivables”);

(b)               each Receivable generated by such Originator from and including the Closing Date to but excluding the Purchase and Sale Termination Date;

(c)                all rights to, but not the obligations of, such Originator under all Related Security;

(d)               all amounts due or to become due to such Originator with respect to any of the foregoing;

(e)                all books and records of such Originator related to any of the foregoing, and all Transaction Documents to which such Originator is a party, together with all rights (but not obligations) of such Originator thereunder;

(f)                 all rights, remedies, powers, privileges, title and interest (but not obligations) of such Originator in and to each lock-box address and account (including, without limitation, all related Lock-Box Accounts and all Collection Accounts) to which any Collections or other proceeds with respect to such Receivables may be deposited, and all amounts on deposit therein, and any related investment property (as such term is defined in the applicable UCC); and

(g)                all Collections and other proceeds (as defined in the applicable UCC) and products of any of the foregoing that are or were received by such Originator on or after the Closing Date, including, without limitation, all funds which either are received by such Originator, the Company or the Servicer from or on behalf of the Obligors in payment of any amounts owed (including, without limitation, invoice price, finance charges, interest and all other charges) in respect of Receivables or are applied to such amounts owed by the Obligors (including, without limitation, any insurance payments that such Originator, the Company or the Servicer applies in the ordinary course of its business to amounts owed in respect of any Receivable, and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligors in respect of Receivables or any other parties directly or indirectly liable for payment of such Receivables) (clauses (a) through (g), collectively, the “Collateral”).

All purchases and contributions hereunder are absolute and irrevocable and shall be made without recourse, but shall be made pursuant to, and in reliance upon, the representations, warranties and covenants of the Originators set forth in this Agreement and each other Transaction Document.  No obligation or liability to any Obligor on any Receivable is intended to be assumed by the Company hereunder, and any such assumption is expressly disclaimed.  The Company’s foregoing commitment to purchase Receivables and the proceeds and rights described in clauses (c) through (g) (collectively, the “Related Rights”) is herein called the “Purchase Facility.”

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SECTION 1.2  Timing of Purchases.

(a)                Closing Date Purchases.  Each Originator’s entire right, title and interest in (i) each Receivable that existed and was owing to such Originator at the Closing Date (other than Contributed Receivables) and (ii) all Related Rights with respect thereto automatically shall be, and shall be deemed to have been, sold by such Originator to the Company on the Closing Date.

(b)               Subsequent Purchases.  After the Closing Date, until the Purchase and Sale Termination Date, each Receivable and the Related Rights generated by each Originator shall be, and shall be deemed to have been, sold by such Originator to the Company immediately (and without further action) upon the creation of such Receivable.

SECTION 1.3  Consideration for Purchases.  On the terms and subject to the conditions set forth in this Agreement, the Company agrees to make Purchase Price payments to the Originators in accordance with Article III and to reflect all contributions in accordance with Section 3.1.

SECTION 1.4  Purchase and Sale Termination Date.  The “Purchase and Sale Termination Date” shall be the earliest to occur of (a) the date the Purchase Facility is terminated pursuant to Section 8.2 and (b) the Payment Date (as defined in Section 2.2) immediately following the day on which the Originators shall have given 30 days’ prior written notice to the Company, the Administrator and each Purchaser Agent that the Originators desire to terminate this Agreement.

SECTION 1.5  Intention of the Parties.  It is the express intent of each Originator and the Company that each conveyance by such Originator to the Company pursuant to this Agreement of the Receivables and Related Rights, including without limitation, all Receivables, if any, constituting general intangibles or as-extracted collateral as defined in the UCC, and all Related Rights be construed as a valid and perfected sale and absolute assignment or contribution, as the case may be (without recourse except as provided herein) of such Receivables and Related Rights by such Originator to the Company (rather than the grant of a security interest to secure a debt or other obligation of such Originator) and that the right, title and interest in and to such Receivables and Related Rights conveyed to the Company be prior to the rights of and enforceable against all other Persons at any time, including, without limitation, lien creditors, secured lenders, purchasers and any Person claiming through such Originator.  However, if, contrary to the mutual intent of the parties, any conveyance of Receivables and Related Rights, including without limitation any Receivables constituting general intangibles or as-extracted collateral as defined in the UCC, is not construed to be both a valid and perfected sale and absolute assignment of such Receivables and Related Rights, and a conveyance of such Receivables and Related Rights that is prior to the rights of and enforceable against all other Persons at any time, including without limitation lien creditors, secured lenders, purchasers and any Person claiming through such Originator, then, it is the intent of such Originator and the Company that (i) this Agreement also shall be deemed to be, and hereby is, a security agreement within the meaning of the UCC; and (ii) such Originator shall be deemed to have granted to the Company as of the date of this Agreement, and such Originator hereby grants to the Company a security interest in, to and under all of such Originator’s right, title and interest in and to the Receivables and the Related Rights now existing and hereafter created by such Originator transferred or purported to be transferred hereunder..

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ARTICLE II
PURCHASE REPORT; CALCULATION OF PURCHASE PRICE

SECTION 2.1  Purchase Report.  On the Closing Date and as soon as available and in any event not later than one Business Day prior to each Settlement Date (each such date, a “Monthly Purchase Report Date”), the Servicer shall deliver to the Company, each Originator, the Administrator and each Purchaser Agent a report in substantially the form of Exhibit A (each such report being herein called a “Purchase Report”) setting forth, among other things:

(a)                Receivables purchased by the Company from each Originator (or, in the case of Contributed Receivables, received by the Company from Patriot) on the Closing Date (in the case of the Purchase Report to be delivered on the Closing Date);

(b)               Receivables purchased by the Company from each Originator (or, in the case of Contributed Receivables, received by the Company from Patriot) during the period commencing on the Monthly Purchase Report Date immediately preceding such Monthly Purchase Report Date to (but not including) such Monthly Purchase Report Date (in the case of each subsequent Purchase Report); and

(c)                the calculations of reductions of the Purchase Price for any Receivables as provided in Section 3.3 (a) and (b);

            provided, that if a Termination Event or Unmatured Termination Event shall have occurred and be continuing, the Servicer shall, if so requested by the Administrator or any Purchaser Agent, be required to deliver a Purchase Report to such Person for the period so requested by such Person (including as frequently as weekly or daily).

SECTION 2.2  Calculation of Purchase Price.  The “Purchase Price” to be paid to each Originator for the Receivables and the Related Rights that are purchased hereunder from such Originator shall be determined in accordance with the following formula:

PP	=	OB x FMVD
where:
PP	=	Purchase Price for each Receivable as calculated on the relevant Payment Date.
OB	=	The Outstanding Balance of such Receivable on the relevant Payment Date.
FMVD	=

Fair Market Value Discount, as measured on such Payment Date, which is equal to the quotient (expressed as percentage) of (a) one divided by (b) the sum of (i) one, plus (ii) the product of (A) the Prime Rate on such Payment Date, and (B) a fraction, the numerator of which is the Days’ Sales Outstanding (calculated as of the last Business Day of the calendar month next preceding such Payment Date) and the denominator of which is 365.

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“Payment Date” means (i) the Closing Date and (ii) each Business Day thereafter that Originators are open for business.

“Prime Rate” means, for each monthly period covered by a Purchase Report, a per annum rate equal to the “Prime Rate” as published in the “Money Rates” section of The Wall Street Journal on the first day of such monthly period or if such information ceases to be published in The Wall Street Journal, such other publication as determined by the Administrator in its sole discretion.

ARTICLE III
PAYMENT OF PURCHASE PRICE

SECTION 3.1  Contribution of Receivables and Initial Purchase Price Payment.

(a)                On the Closing Date Patriot shall, and hereby does, on a one-time basis, contribute to the capital of the Company either or a combination of (i) Receivables and Related Rights consisting of each Receivable of Patriot that existed and was owing to Patriot on the Closing Date beginning with the oldest of such Receivables and continuing chronologically thereafter and/or (ii) cash or other assets, in either case such that the aggregate Outstanding Balance of all such Contributed Receivables and such cash, after giving effect to such Contribution shall be at least equal to 5% of the Purchase Limit.  The Company shall reflect a capital contribution on its books and records from Patriot contributing such Receivables or cash.  The value of any such capital contribution consisting of Receivables and Related Rights shall be calculated using the formula set forth in the Purchase Price.

(b)               On the terms and subject to the conditions set forth in this Agreement, the Company agrees to pay to each Originator the Purchase Price for the purchase to be made from such Originator on the Closing Date partially in cash (in an amount to be agreed between the Company and such Originator and set forth in the initial Purchase Report) and partially by issuing a promissory note in the form of Exhibit B to such Originator with an initial principal balance equal to the remaining Purchase Price (each such promissory note, as it may be amended, supplemented, endorsed or otherwise modified from time to time, together with all promissory notes issued from time to time in substitution therefor or renewal thereof in accordance with the Transaction Documents, each being herein called a “Company Note”) or by causing the LC Bank to issue one or more Letters of Credit on the terms and subject to the conditions of this Article III and the Receivables Purchase Agreement, as more fully described below.

SECTION 3.2  Subsequent Purchase Price Payments.  On each Payment Date subsequent to the Closing Date, on the terms and subject to the conditions set forth in this Agreement, the Company shall, subject to clause (c) below, pay to each Originator the Purchase Price for the Receivables generated by such Originator on such Payment Date:

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(a)                First, in cash to the extent the Company has cash available therefor (the amount of cash paid to Originators shall be allocated among the Originators on a pro rata basis according to the amount of Receivables sold by each Originator) and such payment is not prohibited under the Receivables Purchase Agreement and/or, if requested by such Originator, in consideration for causing the LC Bank to issue one or more Letters of Credit on the terms and subject to the conditions of this Article III and the Receivables Purchase Agreement; and

(b)               Second, to the extent any portion of the Purchase Price remains unpaid, the principal amount outstanding under the applicable Company Note shall be automatically increased by an amount equal to such remaining Purchase Price.

            The Servicer shall make all appropriate record keeping entries with respect to each of the Company Notes to reflect the foregoing payments and reductions made pursuant to Section 3.3, and the Servicer’s books and records shall constitute rebuttable presumptive evidence of the principal amount of, and accrued interest on each of the Company Notes at any time.  Furthermore, the Servicer shall hold the Company Notes for the benefit of the applicable Originator.  Each Originator hereby irrevocably authorizes the Servicer to mark the Company Notes “CANCELED” and to return such Company Notes to the Company upon the final payment thereof after the occurrence of the Purchase and Sale Termination Date.

            In the event any Originator requests that any purchases be paid for by issuance of a Letter of Credit, such Originator shall on a timely basis provide the Company with such information as is necessary for the Company to obtain such Letter of Credit from the LC Bank.  No Originator (and no Affiliate thereof (other than the Company)) shall have any reimbursement or recourse obligations in respect of any Letter of Credit.

SECTION 3.3  Settlement as to Specific Receivables and Dilution.

(a)                If, (i) on the day of purchase or contribution of any Receivable from an Originator hereunder, any of the representations or warranties set forth in Sections 5.10, 5.15 and 5.17 are not true with respect to such Receivable or (ii) as a result of any action or inaction (other than solely as a result of the failure to collect such Receivables due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor) of such Originator, on any subsequent day, any of such representations or warranties set forth in Sections 5.10, 5.15 and 5.17 is no longer true with respect to such Receivable, then the Purchase Price (or, in the case of a Contributed Receivable, the Outstanding Balance of such Receivable (the “Contributed Value”)) with respect to such Receivable shall be reduced by an amount equal to the Outstanding Balance of such Receivable and shall be accounted to such Originator as provided in clause (c) below; provided, that if the Company thereafter receives payment on account of Collections due with respect to such Receivable, the Company promptly shall deliver such funds to such Originator.

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(b)               If, on any day, the Outstanding Balance of any Receivable (including any Contributed Receivable) purchased or contributed hereunder is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed goods or services, or any discount, revision, cancellation, allowance or other adjustment made by any Originator, the Company or the Servicer or any setoff or dispute between any Originator or the Servicer or any Affiliate of the Servicer and an Obligor as indicated on the books of the Company (or, for periods prior to the Closing Date, the books of such Originator), then the Purchase Price or the Contributed Value with respect to such Receivable shall be reduced by the amount of such net reduction and shall be accounted to such Originator as provided in clause (c) below.

(c)                Any reduction in the Purchase Price (or the Contributed Value) of any Receivable pursuant to clause (a) or (b) above shall be applied as a credit for the account of the Company against the Purchase Price of Receivables subsequently purchased by the Company from such Originator hereunder; provided, however if there have been no purchases of Receivables from such Originator (or insufficiently large purchases of Receivables) to create a Purchase Price sufficient to so apply such credit against, the amount of such credit:

(i)                  to the extent of any outstanding principal balance under the Company Note payable to such Originator, shall be deemed to be a payment under, and shall be deducted from the principal amount outstanding under, the Company Note payable to such Originator; and

(ii)                after making any deduction pursuant to clause (i) above, shall be paid in cash to the Company by such Originator in the manner and for application as described in the following proviso;

provided, further, that at any time (y) when a Termination Event or Unmatured Termination Event exists under the Receivables Purchase Agreement or (z) on or after the Purchase and Sale Termination Date, the amount of any such credit shall be paid by such Originator to the Company by deposit in immediately available funds into a Collection Account for application by the Servicer to the same extent as if Collections of the applicable Receivable in such amount had actually been received on such date.

(d)               Each Purchase Report (other than the Purchase Report delivered on the Closing Date) shall include, in respect of the Receivables previously generated by each Originator (including Contributed Receivables), a calculation of the aggregate reductions described in subsection (a) or (b) relating to such Receivables since the last Purchase Report delivered hereunder, as indicated on the books of the Company (or, for such period prior to the Closing Date, the books of such Originator).

SECTION 3.4  Reconveyance of Receivables.  In the event that an Originator has paid to the Company the full Outstanding Balance of any Receivable pursuant to Section 3.3, the Company shall automatically reconvey such Receivable to such Originator, without representation or warranty, but free and clear of all liens, security interests, charges, and encumbrances created by the Company.

SECTION 3.5  Letters of Credit.

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           (a)        Upon the request of the Servicer (acting as agent for each Originator as described in subsection (b) below), and on the terms and conditions for issuing Letters of Credit under the Receivables Purchase Agreement (including any limitations therein on the amount of any such issuance), the Company agrees to cause the LC Bank to issue, on the Purchase Dates specified by the Servicer (on behalf of, or for the account of, any Originator or other Affiliate of Patriot), Letters of Credit in favor of the beneficiaries specified by the Servicer (on behalf of such Person).  The aggregate stated amount of the Letters of Credit being issued on any Purchase Date on behalf of such Person shall constitute a credit against the aggregate Purchase Price payable by the Company to such Originator as Patriot shall designate, on such Purchase Date pursuant to Section 3.2.  To the extent that the aggregate stated amount of the Letters of Credit being issued on any Payment Date exceeds the aggregate Purchase Price payable by the Company to such Originator on such Payment Date, such excess shall be deemed to be a reduction in the outstanding principal balance of (and, to the extent necessary, the accrued but unpaid interest on) the Company Note payable to such Originator.  The aggregate stated amount of Letters of Credit to be issued on any Payment Date shall not exceed the sum of the aggregate Purchase Price payable on such Payment Date to such Originator plus the aggregate outstanding principal balance of and accrued but unpaid interest on the Company Note payable to such Originator on such Payment Date.  In the event that any such Letter of Credit issued pursuant to this Section 3.5 (i) expires or is cancelled or otherwise terminated with all or any portion of its stated amount undrawn, (ii) has its stated amount decreased (for a reason other than a drawing having been made thereunder) or (iii) the Company’s Reimbursement Obligation in respect thereof is reduced for any reason other than by virtue of a payment made in respect of a drawing thereunder, then an amount equal to such undrawn amount or such reduction, as the case may be, shall either be paid in cash to such Originator on the next Payment Date or, if the Company does not then have cash available therefor, shall be deemed to be added to the outstanding principal balance of the Company Note issued to such Originator.  Under no circumstances shall any Originator (or any Affiliate thereof (other than the Company)) have any reimbursement or recourse obligations in respect of any Letter of Credit.

(b)        Each Originator appoints the Servicer as its agent (on which appointment the Company, the Sub-Servicers, the Purchaser Agents, the Administrator, the LC Bank, the LC Participants and the Purchasers may rely until such Originator provides contrary written notice to all of such Persons) to act on such Originator’s behalf to take all actions and to make all decisions in respect of the issuance, amendment and administration of the Letters of Credit, including requests for the issuance and extension of Letters of Credit and the allocation of the stated amounts of Letters of Credit against Purchase Price owed to particular Originators and against Company Notes issued to particular Originators.  In the event that the Servicer requests a Letter of Credit hereunder, the Servicer shall on a timely basis provide the Company with such information as is necessary for the Company to obtain such Letter of Credit from the LC Bank, and shall notify the relevant Originators, the Company and the Administrator of the allocations described in the preceding sentence.  Such allocations shall be binding on the Company and each Originator, absent manifest error.

(c)        Each Originator agrees to be bound by the terms of each Letter of Credit Application referenced in the Receivables Purchase Agreement and by the LC Bank’s reasonable interpretations of any Letter of Credit issued for the Company and by the LC Bank’s written regulations and customary practices relating to letters of credit, in each case subject to the terms and conditions set forth in the Receivables Purchase Agreement.

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ARTICLE IV
CONDITIONS OF PURCHASES

SECTION 4.1  Conditions Precedent to Initial Purchase.  The initial purchase hereunder is subject to the condition precedent that the Company and the Administrator (as the Company’s assignee and each Purchaser Agent) shall have received, on or before the Closing Date, the following, each (unless otherwise indicated) dated the Closing Date, and each in form and substance satisfactory to the Company, the Administrator and each Purchaser Agent):

(a)                A copy of the resolutions of the board of directors or managers or authorized committee thereof of each Originator approving the Transaction Documents to be executed and delivered by it and the transactions contemplated hereby and thereby, certified by the Secretary or Assistant Secretary of such Originator;

(b)               Good standing certificates (or applicable certificate or statement of like effect in any applicable jurisdiction howsoever named) for each Originator issued as of a recent date acceptable to the Company and the Administrator by the Secretary of State of the jurisdiction of such Originator’s organization, principal place of business and each jurisdiction where such Originator is qualified to transact business;

(c)                A certificate of the Secretary or Assistant Secretary of each Originator certifying the names and true signatures of the officers authorized on such Person’s behalf to sign the Transaction Documents to be executed and delivered by it (on which certificate the Servicer, the Company and the Administrator may conclusively rely until such time as the Servicer, the Company and the Administrator shall receive from such Person a revised certificate meeting the requirements of this clause (c));

(d)               The certificate or articles of incorporation or other organizational document of each Originator (including all amendments and modifications thereto) duly certified by the Secretary of State of the jurisdiction of such Originator’s organization as of a recent date acceptable to the Administrator, together with a copy of the by-laws or limited liability company agreement of such Originator (including all amendments and modifications thereto), each duly certified by the Secretary or an Assistant Secretary of such Originator;

(e)                Originals of proper financing statements (Form UCC-1) that have been duly authorized and filed on or within ten days after the Closing Date and name each Originator as the debtor/seller and the Company as the buyer/assignor (and the Administrator, for the benefit of the Purchasers, as secured party/assignee) of the Receivables generated by such Originator as may be necessary or, in the Company’s or the Administrator’s opinion, desirable under the UCC of all appropriate jurisdictions to perfect the Company’s ownership interest in all Receivables and such other rights, accounts, instruments and moneys (including, without limitation, Related Security) in which an ownership or security interest has been assigned to it hereunder;

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(f)                 A written search report from a Person satisfactory to the Company and the Administrator listing all effective financing statements that name any of the Transferors and the Originators as debtors or sellers and that are filed in all jurisdictions in which filings may be made against such Person pursuant to the applicable UCC, together with copies of such financing statements (none of which, except for those described in the foregoing clause (e) (and/or released or terminated as the case may be prior to the date hereof), shall cover any Receivable or any Related Rights which are to be sold or contributed to the Company hereunder), and tax and judgment lien search reports from all applicable jurisdictions (including, without limitation liens of the Pension Benefit Guaranty Corporation) showing no evidence of such liens filed against any Originator;

(g)                Favorable opinions of Bryan Cave LLP, counsel to the Originators and in-house counsel to Patriot, in form and substance satisfactory to the Company, the Administrator and each Purchaser Agent;

(h)                A Company Note in favor of each Originator, duly executed by the Company;

(i)                  Evidence (i) of the execution and delivery by each of the parties thereto of each of the other Transaction Documents to be executed and delivered in connection herewith and (ii) that each of the conditions precedent to the execution, delivery and effectiveness of such other Transaction Documents has been satisfied to the Company’s and the Administrator’s satisfaction; and

(j)                 A certificate from an officer of each Originator to the effect that such Originator has placed on the most recent, and has taken all steps reasonably necessary to ensure that there shall be placed on subsequent, data processing reports a legend reasonably acceptable to the Company and the Administrator indicating that the Receivables described therein have been sold to the Company pursuant to this Agreement and that an interest in the same Receivables has been granted to the Administrator (for the benefit of the Purchasers) under the Receivables Purchase Agreement.

SECTION 4.2  Certification as to Representations and Warranties.  Each Originator, by accepting the Purchase Price related to each purchase of Receivables generated by such Originator, shall be deemed to have certified that the representations and warranties contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects on and as of such day, with the same effect as though made on and as of such day (except for representations and warranties which apply solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

SECTION 4.3  Additional Originators.  Additional Persons may be added as Originators hereunder, with the prior written consent of the Company, the Administrator and each Purchaser Agent; provided that following conditions are satisfied on or before the date of such addition:

(a)                The Servicer shall have given the Administrator, each Purchaser Agent and the Company at least thirty days prior written notice of such proposed addition and the identity of the proposed additional Originator and shall have provided such other information with respect  to such proposed additional Originator as the Administrator or any Purchaser Agent may reasonably request;

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(b)               such proposed additional Originator has executed and delivered to the Company, the Administrator and each Purchaser Agent an agreement substantially in the form attached hereto as Exhibit C (a “Joinder Agreement”);

(c)                such proposed additional Originator has delivered to the Company, the Administrator and each Purchaser Agent each of the documents with respect to such Originator described in Sections 4.1 and 4.2, in each case in form and substance satisfactory to the Company, the Administrator and each Purchaser Agent;

(d)               unless the receivables intended to be sold by such additional Originator to the Company hereunder are Receivables, the related underlying goods of which, are and will continue to be generated by an already existing Originator, the Administrator shall have received, to the extent required by the securitization program of any Uncommitted Purchaser, a written statement from each applicable Rating Agency confirming that the addition of such Originator will not result in a downgrade or withdrawal of the current ratings of the Notes; and

(e)                no Purchase and Sale Termination Date or Unmatured Purchase and Sale Terminal Date shall have occurred and be continuing.

SECTION 4.4  Removal of Originators.  Any Originator hereunder may be removed from this Agreement with the prior written consent of the Company, the Administrator and each Purchaser Agent; provided that (i) the following conditions are satisfied on or before the date of such removal:

(a)                the Servicer shall have given the Company, the Administrator and each Purchaser Agent at least thirty days’ prior written notice of such proposed removal and the identity of such Originator and shall have provided such other information with respect to such Originator as the Administrator or any Purchaser Agent may reasonably request;

(b)               such proposed removed Originator has executed and delivered to the Company, each other Originator, the Administrator and each Purchaser Agent an amendment to this Agreement effecting the removal of such Originator in form and substance acceptable to the Administrator and each Purchaser Agent which shall include, among other things, a statement by each Originator certifying that its representations and warranties contained in Article V, as from time to time amended in accordance with the terms hereof, are true and correct in all material respects on and as of such day, with the same effect as though made on and as of such day;

(c)                no Purchase and Sale Termination Date or Unmatured Purchase and Sale Termination Date shall have occurred and be continuing either before or immediately after giving effect to the removal of such Originator; and

(d)               no Termination Event or Unmatured Termination Event shall have occurred and be continuing either before or immediately after giving effect to the removal of such Originator.

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After giving effect to the removal of any Originator, such removed Originator shall no longer be party to this Agreement or any other Transaction Document and shall no longer have any obligations or rights thereunder (other than such obligations which by their express terms survive termination of this Agreement or such other Transaction Document).

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE ORIGINATORS

In order to induce the Company to enter into this Agreement and to make purchases and accept contributions hereunder, each Originator hereby represents and warrants with respect to itself that each representation and warranty concerning it or the Receivables sold or contributed by it hereunder, that is contained in the Receivables Purchase Agreement is true and correct, and hereby makes the representations and warranties set forth in this Article V (except for the representations and warranties made in Section 5.18(a), which are made only by Patriot):

SECTION 5.1  Corporate Existence and Power.  Such Originator is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, and has all power and all governmental licenses, authorizations, consents and approvals required to carry on its business in each jurisdiction in which its business is conducted, except if failure to have such licenses, authorizations, consents, or approvals could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.2  Corporate and Governmental Authorization, Contravention.  The execution, delivery and performance by such Originator of this Agreement and each of the other Transaction Documents to which it is a party are within such Originator’s company powers, have been duly authorized by all necessary company action, require no action by or in respect of, or filing with (other than the filing of the UCC financing statements and continuation statements contemplated hereunder and disclosures and filings under applicable securities laws), any governmental body, agency or official, and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the organizational documents of such Originator or of any agreement, judgment, injunction, order, decree or other instrument binding upon such Originator or result in the creation or imposition of any lien  (other than liens in favor of the Company and Administrator under the Transaction Documents) on assets of such Originator or any of its Subsidiaries which contraventions or defaults could reasonably be expected to have a Material Adverse Effect with respect to such Originator.

SECTION 5.3  Binding Effect of Agreement.  This Agreement and each of the other Transaction Documents to which it is a party constitutes the legal, valid and binding obligation of such Originator enforceable against such Originator in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity, regardless of whether enforceability is considered in a proceeding in equity or at law.

SECTION 5.4  Accuracy of Information.  All information heretofore furnished by such Originator to the Company, the Administrator or any Purchaser Agent for purposes of or in connection with this Agreement and other Transaction Document or any transaction contemplated hereby or thereby (if prepared by such Originator, or to the extent supplied by such Originator) is, and all such information hereafter furnished by such Originator to the Company, the Administrator or any Purchaser Agent will be, true and accurate in every material respect, on the date such information is stated or certified (when considered as a whole with such other information heretofore or hereafter furnished by such Originator).

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SECTION 5.5  Actions, Suits.  Except as set forth in Schedule V (and solely with respect to such related Originator), there are no actions, suits or proceedings pending or, to the best of such Originator’s knowledge, threatened against or affecting such Originator or its property, in or before any court, arbitrator or other body, which could reasonably be expected to have a Material Adverse Effect upon the ability of such Originator to perform its obligations under this Agreement or any other Transaction Document to which it is a party.

SECTION 5.6  Taxes.  Such Originator has filed or caused to be filed all U.S. federal income tax returns and all other material returns, statements, forms and reports for taxes, domestic or foreign, required to be filed by it and has paid all taxes payable by it which have become due or any assessments made against it or any of its property and all other material taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP).

SECTION 5.7  Compliance with Applicable Laws.  Such Originator is in compliance with the requirements of all applicable laws, rules, regulations and orders of all governmental authorities, a breach of any of which, individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect on such Originator.  In addition, no Receivable sold hereunder contravenes any laws, rules or regulations applicable thereto or to such Originator.

SECTION 5.8  Reliance on Separate Legal Identity.  Such Originator acknowledges that each of the Purchasers, the Purchaser Agents and the Administrator are entering into the Transaction Documents to which they are parties in reliance upon the Company’s identity as a legal entity separate from such Originator.

SECTION 5.9  Investment Company.  Such Originator is not an “investment company,” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 5.10  Perfection.  Immediately preceding its sale of each Receivable hereunder, such Originator was the owner of such Receivable sold or purported to be sold, free and clear of any Adverse Claims, and each such sale or contribution hereunder constitutes a valid sale, transfer and assignment of all of such Originator’s right, title and interest in, to and under the Receivables sold by it, free and clear of any Adverse Claims.  On or before the date ten (10) days after the Closing Date, all financing statements and other documents, if any, required to be recorded or filed in order to perfect and protect the Company’s ownership interest in such Receivable against all creditors of and purchasers from such Originator will have been duly filed in each filing office necessary for such purpose, and all filing fees and taxes, if any, payable in connection with such filings shall have been paid in full.   Each such financing statement, if filed as an as-extracted collateral filing, includes a complete and correct description of the real property related to such collateral, as contemplated by the UCC, and names the record owner of the real property.  Such Originator acquired all right, title and interest in and to the related coal with respect to each such Receivable from a Transferor pursuant to a Coal Purchase Agreement, free and clear of any Adverse Claim.

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SECTION 5.11  Creation of Receivables.  Such Originator has exercised at least the same degree of care and diligence in the creation of the Receivables sold, contributed or otherwise transferred hereunder as it has exercised  in connection with the creation of receivables originated by it and not so transferred hereunder.

SECTION 5.12  Credit and Collection Policy.  Such Originator has complied in all material respects with its Credit and Collection Policy in regard to each Receivable sold by it hereunder and related Contract.

SECTION 5.13  Enforceability of Contracts.  Each Contract related to any Receivable sold by such Originator hereunder is effective to create, and has created, a legal, valid and binding obligation of the related Obligor to pay the outstanding balance of such Receivable, enforceable against the Obligor in accordance with its terms, without being subject to any defense, deduction, offset or counterclaim and such Originator has fully performed its obligations under such Contract.

SECTION 5.14  Names, Location and Offices.  Except as described in Schedule IV, such Originator has not used any corporate names, tradenames or assumed names other than its name set forth on the signature pages of this Agreement for at least two years before the date hereof.  As of the date hereof, such Originator’s jurisdiction of organization is as set forth on Schedule I hereto, and such jurisdiction of organization has not been changed for at least four months before the date hereof.  The offices where such Originator keeps all records concerning the Receivables are located at the addresses set forth on Schedule III hereto or such other locations of which the Company and the Administrator has been given written notice in accordance with the terms hereof.

SECTION 5.15  Good Title.  Upon the creation of each new Receivable sold or contributed or otherwise conveyed or purported to be conveyed and on the Closing Date for then existing Receivables, the Company shall have a valid and perfected first priority ownership interest in each Receivable sold or contributed to it hereunder, free and clear of any Adverse Claim.

SECTION 5.16  Nature of Receivables.  Each Receivable purchased or contributed hereunder and included, at any time, in the calculation of the Net Receivables Pool Balance, was, on the date of such purchase or contribution, an Eligible Receivable.

SECTION 5.17  Bulk Sales, Margin Regulations, No Fraudulent Conveyance, Investment Company.  No transaction contemplated hereby requires compliance with or will become subject to avoidance under any bulk sales act or similar law.  No use of funds obtained by such Originator hereunder will conflict with or contravene Regulation T, U or X of the Federal Reserve Board.  No purchase hereunder constitutes a fraudulent transfer or conveyance under any United States federal or applicable state bankruptcy or insolvency laws or is otherwise void or voidable under such or similar laws or principles or for any other reason.

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SECTION 5.18  Financial Condition.

(a)                The consolidated balance sheets of Patriot and its consolidated Subsidiaries as of December 31, 2008 and for the fiscal quarter ended September 30, 2009 and the related statements of income and shareholders’ equity of Patriot and its consolidated subsidiaries for the fiscal periods then ended, copies of which have been furnished to the Company, each Purchaser Agent and the Administrator, present fairly in all material respects the consolidated financial condition of Patriot and its consolidated subsidiaries for the periods ended on such dates, all in accordance with GAAP consistently applied, subject in the case of such quarterly statements to the absence of footnotes; and since such date no event has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect on Patriot.

(b)               On the date hereof, and on the date of each purchase or contribution hereunder (both before and after giving effect to such purchase or contribution), Patriot and such Originator shall be Solvent.

SECTION 5.19  Licenses, Contingent Liabilities, and Labor Controversies.

(a)                Such Originator has not failed to obtain any licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business, which violation or failure to obtain could be reasonably expected to have a Material Adverse Effect with respect to such Originator.

(b)               There are no labor controversies pending against such Originator that have had (or could be reasonably expected to have) a Material Adverse Effect with respect to such Originator.

(c)                (i) No actions or steps have been taken by the Pension Benefit Guaranty Corporation, the “plan sponsor” (as defined in Section 3(16) of ERISA) or any other entity, to terminate any “pension plan” (as defined in Section 3(2) of ERISA), and no conditions exist and no events or transactions have occurred with respect to such plans, that have had (or could be reasonably expected to have) a Material Adverse Effect with respect to such Originator.  No conditions exist and no events or transactions have occurred with respect to a “multiemployer pension plan” (as defined in Section 4001(a)(3) of ERISA) that could have (or could be reasonably expected to have) a Material Adverse Effect with respect to such Originator.

SECTION 5.20  Reaffirmation of Representations and Warranties by the Originators.  On each day that a new Receivable is created, and when sold to the Company hereunder, such Originator shall be deemed to have certified that all representations and warranties set forth in this Article V are true and correct on and as of such day.

SECTION 5.21  Transferors; Location of Mining Operations.  The name of each Transferor, and the location of the mining operations and names of each minehead relating thereto of each Transferor from which such Originator acquired any coal or coal inventory giving rise to a Receivable are as set forth on Schedule II hereto, subject to updates as permitted by Section 6.1(k).

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SECTION 5.22  Coal Purchase Agreements.  The Administrator has received a copy of each Coal Purchase Agreement pursuant to which such Originator acquired any coal or coal inventory giving rise to a Receivable, the form of which is attached on Schedule VII hereto, subject to modifications from time to time in accordance with Section 6.1(l).

SECTION 5.23  Ordinary Course of Business.  Each remittance of Collections by or on behalf of such Originator or pursuant to the Transaction Documents and any related accounts of amounts owing hereunder will have been (i) in payment of a debt incurred by such Originator in the ordinary course of business or financial affairs of such Originator and (ii) made in the ordinary course of business or financial affairs of such Originator.

ARTICLE VI
COVENANTS OF THE ORIGINATORS

SECTION 6.1  Affirmative Covenants.  From the date hereof until the latest of the Purchase and Sale Termination Date, the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the LC Participation Amount is cash collateralized in full, the date all other amounts owed by the Seller under the Receivables Purchase Agreement to any Purchaser, Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full and the date all obligations of such Originator to the Company and its assigns have been satisfied in full, each Originator will, unless the Administrator, the Majority Purchaser Agents and the Company shall otherwise consent in writing:

(a)                Compliance With Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders with respect to the Receivables generated by it and the Contracts and other agreements related thereto except where the failure to so comply would not materially and adversely affect the collectibility of such Receivables or the rights of the Company hereunder.

(b)               General Information.  Such Originator shall furnish to the Company, the Administrator and each Purchaser Agent such information as such Person may from time to time reasonably request.

(c)                Furnishing of Information and Inspection of Records.  Such Originator will furnish to the Company, the Administrator and each Purchaser Agent from time to time such information with respect to the Receivables as the Company, the Administrator or any Purchaser Agent may reasonably request.  Such Originator will, at such Originator’s expense, at any time and from time to time during regular business hours with prior written notice (i) permit the Company, the Administrator or any Purchaser Agent, or their respective agents or representatives, (A) to examine and make copies of and abstracts from all books and records relating to the Receivables or other Pool Assets and (B) to visit the offices and properties of such Originator for the purpose of examining such books and records, and to discuss matters relating to the Receivables, other Related Rights or such Originator’s performance hereunder or under the other Transaction Documents to which it is a party with any of the officers, directors, employees or independent public accountants of such Originator (provided that representatives of such Originator are present during such discussions) having knowledge of such matters and (ii)  without limiting the provisions of clause (i) above, from time to time during regular business hours, at Originator’s expense, upon reasonable prior written notice from the Company, the Administrator or any Purchaser Agent, permit certified public accountants or other auditors reasonably acceptable to the Administrator and the Purchaser Agents (which may include the current auditors of such Originator) to conduct, a review of its books and records with respect to the Receivables.

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(d)               Keeping of Records and Books.  Such Originator will have and maintain (i) administrative and operating procedures (including an ability to recreate records if originals are destroyed), (ii) adequate facilities, personnel and equipment and (iii) all records and other information reasonably necessary for the collection of the Receivables originated by such Originator (including records adequate to permit the daily identification of each new such Receivable and all Collections of, and adjustments to, each existing such Receivable).  Such Originator will give the Company, the Administrator and each Purchaser Agent prior notice of any change in such administrative and operating procedures that causes them to be materially different from the procedures described to the Company, the Administrator and each Purchaser Agent on or before the date hereof as such Originator’s then existing or planned administrative and operating procedures for collecting Receivables.

(e)                Performance and Compliance with Receivables and Contracts.  Such Originator will at its expense timely and fully perform and comply with all provisions, covenants and other promises required to be observed by it under all Contracts or other documents or agreements related to the Receivables, except where the failure to so perform or comply could not reasonably be expected to have a material adverse effect on the collectability of the Receivables or such Originator’s ability to perform its obligations under the Transaction Documents.

(f)                 Credit and Collection Policy.  Such Originator will comply with its Credit and Collection Policy in all material respects in regard to each Receivable originated by it and any related Contract or other related document or agreement.

(g)                Receivable Purchase Agreement.  Such Originator will perform and comply with each covenant and other undertaking in the Receivables Purchase Agreement that the Company undertakes to cause or instruct such Originator to perform, subject to any grace periods for such performance provided for in the Receivables Purchase Agreement.

(h)                Preservation of Corporate Existence.  Such Originator shall preserve and maintain its existence as a corporation, partnership or limited liability company, as applicable, and all rights, franchises and privileges in the jurisdiction of its organization, and qualify and remain qualified in good standing as a foreign corporation, partnership or limited liability company, as applicable, in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification could be reasonably expected to have a Material Adverse Effect with respect to such Originator.

(i)                  Jurisdiction of Organization; Location of Records.  Keep its jurisdiction of organization, and the offices where it keeps its records concerning or related to Receivables, at the address(es) referred to in Schedule I or Schedule III, respectively, or, upon 30 days’ prior written notice to the Company and the Administrator, at such other locations in jurisdictions where all action required by Section 7.3 shall have been taken and completed.

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(j)                 Preservation of Security Interest.  Each Originator shall (and shall cause the Servicer to) take any and all action as the Administrator may reasonably require to preserve and maintain the perfection and priority of the security interest of the Company in the Collateral pursuant to this Agreement.

(k)               Mining Operations and Mineheads.  Such Originator shall (and shall cause the Servicer to) promptly, and in any event within 30 days of any change, deletion or addition to the location of any Transferor’s mining operations or mineheads set forth on Schedule II, (i) notify the Company, the Administrator (as the Company’s assignee) and each Purchaser Agent of such change, deletion or addition, (ii) cause the filing or recording of such financing statements and amendments and/or releases to financing statements, mortgages or other instruments, if any, necessary to preserve and maintain the perfection and priority of the security interest of the Originator, Seller and Administrator (on behalf of the Purchasers) in the Receivables and Related Rights pursuant to this Agreement, in each case in form and substance satisfactory to the Administrator and (iii) deliver to the Administrator and each Purchaser Agent an updated Schedule II reflecting such change, deletion or addition; it being understood that no Receivable the related location of mining operations and/or mineheads of which is not as set forth on Schedule II as of the Closing Date shall be an Eligible Receivable until such time as each condition under this clause (k) shall have been satisfied and the Seller has obtained the written consent of the Administrator and each Purchaser Agent (and upon such satisfaction and written consent, the Agreement shall be deemed amended to reflect such updated Schedule II).

(l)                  Coal Purchase Agreements.  Such Originator shall make all payments and otherwise perform all obligations in respect of all Coal Purchase Agreements, keep such Coal Purchase Agreements in full force and effect and not allow such Coal Purchase Agreements to lapse or be terminated or amended or any rights to renew such Coal Purchase Agreements to be forfeited or cancelled, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

SECTION 6.2  Reporting Requirements.  From the date hereof until the latest of the Purchase and Sale Termination Date, the Facility Termination Date, the date on which no Capital of or Discount in respect of the Purchased Interest shall be outstanding, the date the LC Participation Amount is cash collateralized in full, the date all other amounts owed by the Seller under the Receivables Purchase Agreement to any Purchaser, Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full and the date all obligations of such Originator to the Company and its assigns have been satisfied in full each Originator will, unless the Administrator, the Majority Purchaser Agents and the Company shall otherwise consent in writing:

(a)                Purchase and Sale Termination Events.  As soon as possible, and in any event within two (2) Business Days after such Originator becomes aware of the occurrence of each Purchase and Sale Termination Event or each event which with notice or the passage of time or both would become a Purchase and Sale Termination Event (an “Unmatured Purchase and Sale Termination Event”), a written statement of the senior financial officer or other similar officer of such Originator describing such Purchase and Sale Termination Event or Unmatured Purchase and Sale Termination Event and the action that such Originator proposes to take with respect thereto, in each case in reasonable detail;

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(b)               Proceedings.  As soon as possible and in any event within three (3) Business Days after such Originator becomes aware thereof, written notice of (i) litigation, investigation or proceeding of the type described in Section 5.5 not previously disclosed to the Company, the Administrator and each Purchaser Agent which could reasonably be expected to have a Material Adverse Effect, and (ii) all material adverse developments that have occurred with respect to any previously disclosed litigation, proceedings and investigations;

(c)                Other.  Promptly, from time to time, such other information, documents, records or reports respecting the Receivables or the conditions or operations, financial or otherwise, of such Originator as the Company, the Administrator or any Purchaser Agent may from time to time reasonably request in order to protect the interests of the Company, the Purchasers, the Purchaser Agents or the Administrator under or as contemplated by the Transaction Documents; and

SECTION 6.3  Negative Covenants.  From the date hereof until the latest of the Purchase and Sale Termination Date, the Facility Termination Date, the date on which no Capital or Discount in respect of the Purchased Interest shall be outstanding, the date the LC Participation Amount is cash collateralized in full, the date all other amounts owed by the Seller under the Receivables Purchase Agreement to any Purchaser, Purchaser Agent, the Administrator and any other Indemnified Party or Affected Person shall be paid in full and the date all obligations of such Originator to the Company and its assigns have been satisfied in full, each Originator agrees that, unless the Company, the Administrator and the Majority Purchaser Agents shall otherwise consent in writing, it shall not:

(a)                Sales, Liens, Etc.  Except as otherwise provided  herein or in any other Transaction Document, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon or with respect to, any Receivable sold, contributed or otherwise conveyed or purported to be sold, contributed or otherwise conveyed hereunder or related Contract or Related Security, or any interest therein, or any Collections thereon, or assign any right to receive income in respect thereof.

(b)               Extension or Amendment of Receivables.  Except as otherwise permitted in Section 4.2(a) of the Receivables Purchase Agreement and the applicable Credit and Collection Policy, extend, amend or otherwise modify the terms of any Receivable in any material respect generated by it, or amend, modify or waive, in any material respect, the provisions of any Contract related thereto.

(c)                Change in Business or Credit and Collection Policy.  (i) Make any material change in the character of its business, or (ii) make any material change in its Credit and Collection Policy, in the case of either (i) or (ii) above, without the prior written consent of the Administrator and each Purchaser Agent.  No Originator shall make any change in the Credit and Collection Policy without giving prior written notice thereof to the Company, the Administrator and each Purchaser Agent.

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(d)               Receivables Not to be Evidenced by Promissory Notes or Chattel Paper.  Except as otherwise provided in the Receivables Purchase Agreement in regard to servicing, take any action to cause or permit any Receivable generated by it that is sold or contributed by it hereunder to become evidenced by any “instrument” or “chattel paper” (as defined in the applicable UCC).

(e)                Mergers, Acquisitions, Sales, etc.  (i) Be a party to any merger, consolidation or other restructuring, except a merger, consolidation or other restructuring where the Company, the Administrator and each Purchaser Agent have each (A) received 30 days’ prior notice thereof, (B) consented in writing thereto if the resulting entity following such merger, consolidation or other restructuring is any Person other than an Originator, such consent not to be unreasonably withheld or delayed, (C) received executed copies of all documents, certificates and opinions (including, without limitation, opinions relating to bankruptcy and UCC matters) as the Company, the Administrator or any Purchaser Agent shall request and (D) been satisfied that all other action to perfect and protect the interests of the Company and the Administrator, on behalf of the Purchasers, in and to the Receivables to be sold by it hereunder and other Related Rights, as requested by the Company, the Administrator or any Purchaser Agent shall have been taken by, and at the expense of such Originator (including the filing of any UCC financing statements, the receipt of certificates and other requested documents from public officials and all such other actions required pursuant to Section 7.3) or (ii) directly or indirectly sell, transfer, assign, convey or lease (A) whether in one or a series of transactions, all or substantially all of its assets or (B) any Receivables or any interest therein (other than pursuant to this Agreement).

(f)                 Lock-Box Banks.  Make any changes in its instructions to Obligors regarding Collections (unless such instruction is to send Collections to a Lock-Box Account or a Collection Account) or add or terminate any bank as a Lock-Box Bank or a Collection Account Bank unless the requirements of Section 1(f) of Exhibit IV to the Receivables Purchase Agreement have been met.

(g)                Accounting for Purchases.  Account for or treat (whether in financial statements or otherwise) the transactions contemplated hereby in any manner other than as sales and/or contributions of the Receivables and Related Rights by such Originator to the Company.

(h)                Transaction Documents.  Enter into, execute, deliver or otherwise become bound after the Closing Date by any agreement, instrument, document or other arrangement that restricts the right of such Originator to amend, supplement, amend and restate or otherwise modify, or to extend or renew, or to waive any right under, this Agreement or any other Transaction Document.

SECTION 6.4  Substantive Consolidation.  Each Originator hereby acknowledges that this Agreement and the other Transaction Documents are being entered into in reliance upon the Company’s identity as a legal entity separate from such Originator and its Affiliates.  Therefore, from and after the date hereof, each Originator shall take all reasonable steps necessary to make it apparent to third Persons that the Company is an entity with assets and liabilities distinct from those of such Originator and any other Person, and is not a division of such Originator, its Affiliates or any other Person.  Without limiting the generality of the foregoing and in addition to and consistent with the other covenants set forth herein, such Originator shall take such actions as shall be required in order that:

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(a)                such Originator (except in its capacity as Servicer, if applicable) shall not be involved in the day to day management of the Company;

(b)               such Originator shall maintain separate corporate records and books of account from the Company and otherwise will observe corporate formalities and have a separate area from the Company for its business;

(c)                the financial statements and books and records of such Originator shall be prepared after the date of creation of the Company to reflect and shall reflect the separate existence of the Company; provided, that the Company’s assets and liabilities may be included with such Originator’s assets and liabilities in a consolidated financial statement issued by an affiliate of the Company; provided, however, that any such consolidated financial statement or notes thereto shall make clear that the Company’s assets are not available to satisfy the obligations of such affiliate;

(d)               except as permitted by the Receivables Purchase Agreement, (i) such Originator shall maintain its assets separately from the assets of the Company, (ii) and the Originator’s assets, and records relating thereto, have not been, are not, and shall not be, commingled with those of the Company;

(e)                all of the Originator’s business correspondence and other communications shall be conducted in the Originator’s own name and on its own stationery;

(f)                 such Originator shall not act as an agent for the Company, other than Patriot in its capacity as Servicer or, with respect to any other Originator, if applicable, in its capacity as a Sub-Servicer in accordance with the Receivables Purchase Agreement, and in connection therewith, shall present itself to the public as an agent for the Company and a legal entity separate from the Company;

(g)                such Originator shall not conduct any of the business of the Company in its own name;

(h)                such Originator shall not pay any liabilities of the Company out of its own funds or assets;

(i)                  such Originator shall maintain an arm’s-length relationship with the Company;

(j)                 such Originator shall not assume or guarantee or become obligated for the debts of the Company or hold out its credit as being available to satisfy the obligations of the Company;

(k)               such Originator shall not acquire obligations of the Company (other than obligations arising under the applicable Company Note);

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(l)                  such Originator shall allocate fairly and reasonably overhead or other expenses that are properly shared with the Company, including, without limitation, shared office space;

(m)              such Originator shall identify and hold itself out as a separate and distinct entity from the Company;

(n)                such Originator shall use reasonable efforts to correct any known misunderstanding respecting its separate identity from the Company;

(o)               such Originator shall not enter into, or be a party to, any transaction with the Company, except in the ordinary course of its business and on terms which are intrinsically fair and not less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;

(p)               such Originator shall not pay the salaries of the Company’s employees, if any; and

(q)               to the extent not already covered in paragraphs (a) through (p) above, such Originator shall comply and/or act in accordance with all of the other separateness covenants set forth in Section 3 of Exhibit IV to the Receivables Purchase Agreement.

ARTICLE VII
ADDITIONAL RIGHTS AND OBLIGATIONS
IN RESPECT OF RECEIVABLES

SECTION 7.1  Rights of the Company.   Each Originator hereby authorizes the Company, the Servicer or their respective designees or assignees under the Receivables Purchase Agreement (including, without limitation, the Administrator) to take any and all steps in such Originator’s name necessary or desirable, in their respective determination, to collect all amounts due under any and all Receivables sold, contributed or otherwise conveyed or purported to be sold, contributed or otherwise conveyed hereunder, including, without limitation, endorsing the name of such Originator on checks and other instruments representing Collections and enforcing such Receivables and the provisions of the related Contracts that concern payment and/or enforcement of rights to payment.

SECTION 7.2  Responsibilities of the Originators.  Anything herein to the contrary notwithstanding:

(a)                Collection Procedures.  Each Originator agrees to direct its respective Obligors to make payments of Receivables sold, contributed or otherwise conveyed or purported to be conveyed by it hereunder to a Lock-Box Account or a Collection Account or directly to a post office box related to the relevant Lock-Box Account at a Lock-Box Bank.  Each Originator further agrees to transfer any Collections that it receives directly to a Collection Account within two (2) Business Days of receipt thereof, and agrees that all such Collections shall be deemed to be received in trust (by book entry or otherwise or, if requested by the Company or the Administrator, segregated in a separate account approved by the Company or the Administrator) for the Company and the Administrator (for the benefit of the Purchasers).

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(b)               Each Originator shall perform its obligations hereunder, and the exercise by the Company or its designee of its rights hereunder shall not relieve such Originator from such obligations.

(c)                None of the Company, the Servicer, the Purchasers, the Purchaser Agents or the Administrator shall have any obligation or liability to any Obligor or any other third Person with respect to any Receivables, Contracts related thereto or any other related agreements, nor shall the Company, the Servicer, the Purchasers, the Purchaser Agents or the Administrator be obligated to perform any of the obligations of such Originator thereunder.

(d)               Each Originator hereby grants to the Administrator an irrevocable power of attorney, with full power of substitution, coupled with an interest, during the occurrence and continuation of a Purchase and Sale Termination Event to take in the name of such Originator all steps necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by such Originator or transmitted or received by the Company (whether or not from such Originator) in connection with any Receivable or Related Right.

SECTION 7.3  Further Action Evidencing Purchases.  Each Originator agrees that from time to time, at its expense, it will promptly execute, authorize and deliver all further instruments and documents, and take all further action that the Company, the Servicer, the Administrator or any Purchaser Agent may reasonably request in order to perfect, protect or more fully evidence the Receivables and Related Rights purchased or contributed by the Company hereunder, or to enable the Company to exercise or enforce any of its rights hereunder or under any other Transaction Document.  Without limiting the generality of the foregoing, upon the request of the Company, the Administrator or any Purchaser Agent, such Originator will:

(a)                 execute (if applicable), authorize and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate; and

(b)               on the Closing Date and from time to time, if requested thereafter, mark the master data processing records that evidence or list such Receivables and related Contracts with the legend set forth in Section 4.1(j).

Each Originator hereby authorizes the Company or its designee (including, without limitation the Administrator) to file one or more financing or continuation statements, and amendments thereto and assignments thereof, without the signature of such  Originator, relative to all or any of the Receivables sold or otherwise conveyed or purported to be conveyed by it hereunder and Related Rights now existing or hereafter generated by such Originator.  If any Originator fails to perform any of its agreements or obligations under this Agreement, the Company or its designee (including without limiting the Administrator) may (but shall not be required to) itself perform, or cause the performance of, such agreement or obligation, and the expenses of the Company or its designee (including without limiting the Administrator) incurred in connection therewith shall be payable by such Originator.

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SECTION 7.4  Application of Collections.  Any payment by an Obligor in respect of any indebtedness owed by it to any Originator shall, except as otherwise specified by such Obligor or required by applicable law and unless otherwise instructed by the Servicer (with the prior written consent of the Administrator) or the Administrator, be applied as a Collection of any Receivable or Receivables of such Obligor to the extent of any amounts then due and payable thereunder before being applied to any other indebtedness of such Obligor.

ARTICLE VIII
PURCHASE AND SALE TERMINATION EVENTS

SECTION 8.1  Purchase and Sale Termination Events.  Each of the following events or occurrences described in this Section 8.1 shall constitute a “Purchase and Sale Termination Event”:

(a)                The Facility Termination Date (as defined in the Receivables Purchase Agreement) shall have occurred; or

(b)               Any Originator shall fail to make any payment or deposit to be made by it hereunder or any other Transaction Document when due and such failure continues unremedied for three (3) Business Days after the applicable due date therefor; or

(c)                Any representation or warranty made or deemed to be made by any Originator under or in connection with this Agreement, any other Transaction Documents, or any other information or report delivered pursuant hereto or thereto shall prove to have been false or incorrect in any material respect when made or deemed made and the event or condition making such representation or warranty false or incorrect shall, solely to the extent capable of cure, continue unremedied for ten (10) days after the earlier of (x) the date on which the Originator knew of such event or condition and (y) the date on which written notice of such failure or condition shall have been given to such Originator by the Company, the Servicer, the Administrator or any Purchaser Agent; provided, however, that a Purchase and Sale Termination Event pursuant to this paragraph (c) shall not be deemed to have occurred hereunder if such Purchase and Sale Termination Event is the result of a breach of a representation, warranty, statement or certificate with respect to any Receivable and the Originator shall have satisfied its obligations with respect thereto under Section 3.3; or

(d)               Any Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement on its part to be performed or observed and such failure shall remain unremedied for fifteen (15) days after the earlier of (i) the date on which such Originator knew or should have known of such failure and (ii) the date on which written notice of such failure shall have been given to such Originator by the Company, the Servicer, the Administrator or any Purchaser Agent.

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SECTION 8.2  Remedies.

(a)                Optional Termination.  Upon the occurrence and during the continuation of a Purchase and Sale Termination Event, the Company shall, with the prior written consent of the Administrator, have the option, by notice to the Originators (with a copy to the Administrator and the Purchaser Agents), to declare the Purchase Facility as terminated.

(b)               Remedies Cumulative.  Upon any termination of the Purchase Facility pursuant to Section 8.2(a), the Company shall have, in addition to all other rights and remedies under this Agreement, all other rights and remedies provided under the UCC of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

ARTICLE IX
INDEMNIFICATION

SECTION 9.1  Indemnities by the Originators.  Without limiting any other rights which the Company may have hereunder or under applicable law, each Originator, severally and for itself alone and Patriot, hereby agrees to indemnify the Company and each of its officers, directors, employees and agents (each of the foregoing Persons being individually called a “Purchase and Sale Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, judgments, liabilities and related costs and expenses, including Attorney Costs (all of the foregoing being collectively called “Purchase and Sale Indemnified Amounts”) awarded against or incurred by any of them arising out of or as a result of the failure of such Originator to perform its obligations under this Agreement or any other Transaction Document, or arising out of the claims asserted against a Purchase and Sale Indemnified Party relating to the transactions contemplated herein or therein or the use of proceeds thereof or therefrom; excluding, however, (i) Purchase and Sale Indemnified Amounts to the extent resulting from gross negligence or willful misconduct on the part of such Purchase and Sale Indemnified Party, (ii) any indemnification which has the effect of recourse for non-payment of the Receivables due to a discharge in bankruptcy or similar insolvency proceeding or other credit related reasons with respect to the relevant Obligor and (iii) any net income or franchise tax imposed on such Purchase and Sale Indemnified Party by the jurisdiction under the laws of which such Purchase and Sale Indemnified Party is organized or any political subdivision thereof.  Without limiting the foregoing, and subject to the exclusions set forth in the preceding sentence, each Originator, severally for itself alone, shall indemnify each Purchase and Sale Indemnified Party for Purchase and Sale Indemnified Amounts relating to or resulting from:

(a)                the transfer by such Originator of an interest in any Receivable  to any Person other than the Company;

(b)               the breach of any representation or warranty made by such Originator (or any of its officers) under or in connection with this Agreement or any other Transaction Document, or any information or report delivered by Originator pursuant hereto or thereto, which shall have been false or incorrect when made or deemed made;

(c)                the failure by such Originator to comply with any applicable law, rule or regulation of any Governmental Authority with respect to any Receivable generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder or the related Contract, or the nonconformity of any Receivable generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder or the related Contract with any such applicable law, rule or regulation;

 9205569 09039541

(d)               the failure by such Originator to vest and maintain vested in the Company an ownership interest in the Receivables generated by such Originator sold, contributed or otherwise transferred or purported to be transferred hereunder free and clear of any Adverse Claim;

(e)                the failure to file, or any delay in filing, by such Originator financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or other applicable laws with respect to any Receivables or purported Receivables generated by such Originator sold or otherwise transferred or purported to be transferred hereunder, whether at the time of any purchase or contribution or at any subsequent time to the extent required hereunder;

(f)                 any dispute, claim, offset or defense (other than discharge in bankruptcy or similar insolvency proceeding of an Obligor or other credit related reasons) of the Obligor to the payment of any Receivable or purported Receivable generated by such Originator sold or otherwise transferred or purported to be transferred hereunder (including, without limitation, a defense based on such Receivable’s or the related Contract’s not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the services related to any such Receivable or the furnishing of or failure to furnish such services;

(g)                any product liability claim arising out of or in connection with services that are the subject of any Receivable generated by such Originator; and

(h)                any tax or governmental fee or charge (other than any tax excluded pursuant to clause (iii) in the proviso to the preceding sentence), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which are required to be paid by reason of the purchase or ownership of the Receivables generated by such Originator or any Related Security connected with any such Receivables.

If for any reason the indemnification provided above in this Section 9.1 is unavailable to a Purchase and Sale Indemnified Party or is insufficient to hold such Purchase and Sale Indemnified Party harmless, then each of the Originators, severally and for itself, shall contribute to the amount paid or payable by such Purchase and Sale Indemnified Party to the maximum extent permitted under applicable law.

 9205569 09039541

ARTICLE X
MISCELLANEOUS

SECTION 10.1  Amendments, etc.

(a)                The provisions of this Agreement may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and executed by the Company and each Originator, with the prior written consent of the Administrator and the Majority Purchaser Agents.

(b)               No failure or delay on the part of the Company, the Servicer, any Originator or any third party beneficiary in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No notice to or demand on the Company, the Servicer or any Originator in any case shall entitle it to any notice or demand in similar or other circumstances.  No waiver or approval by the Company or the Servicer under this Agreement shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions.  No waiver or approval under this Agreement shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.

(c)                The Transaction Documents contain a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter thereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter thereof, superseding all prior oral or written understandings.

SECTION 10.2  Notices, etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication or other electronic means) and shall be personally delivered or sent by certified mail, postage prepaid, by facsimile, by electronic mail or by regular or overnight mail, to the intended party at the mailing address, facsimile number or electronic mail address of such party set forth on Schedule VI hereto (or in the case of the Administrator or any Purchaser Agent, at their respective address for notice pursuant to the Receivables Purchase Agreement) or at such other address, facsimile number or electronic mail address as shall be designated by such party in a written notice to the other parties hereto.  All such notices and communications shall be effective (i) if personally delivered or sent by certified, regular or overnight mail, when received and (ii) if transmitted by facsimile or electronic mail, when sent, receipt confirmed by telephone or electronic means (and shall be followed by hard copy sent by first class mail).

SECTION 10.3  No Waiver; Cumulative Remedies.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.  Without limiting the foregoing, each Originator hereby authorizes the Company, at any time and from time to time, to the fullest extent permitted by law, to set off, against any obligations of such Originator to the Company arising in connection with the Transaction Documents (including, without limitation, amounts payable pursuant to Section 9.1) that are then due and payable or that are not then due and payable but have accrued, any and all indebtedness at any time owing by the Company to or for the credit or the account of such Originator.

 9205569 09039541

SECTION 10.4  Binding Effect; Assignability.  This Agreement shall be binding upon and inure to the benefit of the Company and each Originator and their respective successors and permitted assigns.  No Originator may assign any of its rights hereunder or any interest herein without the prior written consent of the Company, the Administrator, and the Majority Purchaser Agents except as otherwise herein specifically provided.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until such time as the parties hereto shall agree.  The rights and remedies with respect to any breach of any representation and warranty made by any Originator pursuant to Article V and the indemnification and payment provisions of Article IX and Section 10.6 shall be continuing and shall survive any termination of this Agreement.

SECTION 10.5  Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICTS OF LAW PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS.

SECTION 10.6  Costs, Expenses and Taxes.  In addition to the obligations of the Originators under Article IX, each Originator, severally and for itself alone, agrees to pay on demand:

(a)                to the Company (and any successor and permitted assigns thereof and third party beneficiaries thereof) all reasonable costs and expenses incurred by such Person in connection with the enforcement of this Agreement and the other Transaction Documents; and

(b)               all stamp and other taxes (other than any such taxes specifically excluded pursuant to clause (iii) in the proviso to the first paragraph of Section 9.1) and fees payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents to be delivered hereunder, and agrees to indemnify each Purchase and Sale Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

SECTION 10.7  SUBMISSION TO JURISDICTION.  EACH PARTY HERETO HEREBY IRREVOCABLY (a) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK OR THE FEDERAL COURT OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK OVER ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY TRANSACTION DOCUMENT; (b) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH STATE OR UNITED STATES FEDERAL COURT; (c) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING; (d) IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES OF SUCH PROCESS TO SUCH PERSON AT ITS ADDRESS SPECIFIED IN SECTION 10.2; AND (e) AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS SECTION 10.7 SHALL AFFECT THE COMPANY’S RIGHT TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING ANY ACTION OR PROCEEDING AGAINST ANY ORIGINATOR OR ITS PROPERTY IN THE COURTS OF ANY OTHER JURISDICTIONS.

 9205569 09039541

SECTION 10.8  WAIVER OF JURY TRIAL.  EACH PARTY HERETO WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER OR RELATING TO THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT, OR ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, AND AGREES THAT (a) ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY AND (b) ANY PARTY HERETO (OR ANY ASSIGNEE OR THIRD PARTY BENEFICIARY OF THIS AGREEMENT) MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF ANY OTHER PARTY OR PARTIES HERETO TO WAIVER OF ITS OR THEIR RIGHT TO TRIAL BY JURY.

SECTION 10.9  Captions and Cross References; Incorporation by Reference.  The various captions (including, without limitation, the table of contents) in this Agreement are included for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement.  References in this Agreement to any underscored Section or Exhibit are to such Section or Exhibit of this Agreement, as the case may be.  The Exhibits hereto are hereby incorporated by reference into and made a part of this Agreement.

SECTION 10.10  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.

SECTION 10.11  Acknowledgment and Agreement.  By execution below, each Originator expressly acknowledges and agrees that all of the Company’s rights, title, and interests in, to, and under this Agreement (but not its obligations), shall be assigned by the Company to the Administrator (for the benefit of the Purchasers) pursuant to the Receivables Purchase Agreement, and each Originator consents to such assignment.  Each of the parties hereto acknowledges and agrees that the Purchasers and the Administrator are third party beneficiaries of the rights of the Company arising hereunder and under the other Transaction Documents to which any Originator is a party.

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SECTION 10.12  No Proceeding.  Each Originator hereby agrees that it will not institute, or join any other Person in instituting, against the Company any Insolvency Proceeding so long as any of the Company Notes remains outstanding and for at least one year and one day following the day on which all amounts owed by the Company under this Agreement and the other Transaction Documents is paid in full.  Each Originator further agrees that notwithstanding any provisions contained in this Agreement to the contrary, the Company shall not, and shall not be obligated to, pay any amount in respect of any Company Note or otherwise to such Originator pursuant to this Agreement unless the Company has received funds which may, subject to Section 1.4 of the Receivables Purchase Agreement, be used to make such payment.  Any amount which the Company does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of the Company by such Originator for any such insufficiency unless and until the provisions of the foregoing sentence are satisfied.  The agreements in this Section 10.12 shall survive any termination of this Agreement.

SECTION 10.13  Limited Recourse.  Except as explicitly set forth herein, the obligations of the Company under this Agreement or any other Transaction Documents to which it is a party are solely the obligations of the Company.  No recourse under any Transaction Document shall be had against, and no liability shall attach to, any officer, employee, director, or beneficiary, whether directly or indirectly, of the Company.  The agreements in this Section 10.13 shall survive any termination of this Agreement.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

PATRIOT COAL RECEIVABLES (SPV) LTD.

By:  /s/ Robert L. Mead_______________________

Name: Robert L. Mead_______________________

Title: Vice President and Treasurer_____________

Attention: Robert L. Mead
Telephone: (314) 275-3690
Facsimile: (314) 275-3658
Email Address: robert_mead@patriotcoal.com

9205569 09039541	S-1	Purchase and Sale Agreement

ORIGINATORS:

MAGNUM COAL SALES LLC, as an Originator

By: /s/ Robert L. Mead_______________________

Name: Robert L. Mead________________________
Title: Vice President and Assistant Treasurer________

PATRIOT COAL SALES LLC, as an Originator

By:/s/ Robert L. Mead________________________

Name: Robert L. Mead________________________
Title: Vice President and Assistant Treasurer________

9205569 09039541	S-2	Purchase and Sale Agreement

SERVICER:

PATRIOT COAL CORPORATION, as Servicer

By: /s/ Robert L. Mead________________________

Name: Robert L. Mead________________________
Title: Vice President and Treasurer_______________

9205569 09039541	S-2	Purchase and Sale Agreement

Schedule I

LIST OF ORIGINATORS

Magnum Coal Sales LLC, a West Virginia limited liability company Patriot Coal Sales LLC, a Delaware limited liability company

9205569 09039541	Schedule I-1

Schedule II

LOCATION OF MINING OPERATIONS

9205569 09039541	Schedule II-1

Schedule III

LOCATION OF BOOKS AND RECORDS OF ORIGINATORS

Originator	Location of Books and Records
Magnum Coal Sales LLC	500 Lee Street East Suite 900 Charleston, WV 25301
Patriot Coal Sales LLC	12312 Olive Blvd. Suite 433 St. Louis, MO 63141

9205569 09039541	Schedule III-1

Schedule IV

TRADE NAMES

Legal Name	Trade Names

Magnum Coal Sales LLC	None
Patriot Coal Sales LLC	None

9205569 09039541	Schedule II-2

Schedule V

ACTIONS/SUITS

None.

9205569 09039541	Schedule V-1

Schedule VI

NOTICE ADDRESS FOR COMPANY, EACH ORIGINATOR AND PATRIOT

                        Company

                        Patriot Coal Receivables (SPV) Ltd.

                        c/o Patriot Coal Corporation

                        12312 Olive Blvd.

                        Suite 400

                        St. Louis, MO 63141

                        Attn: Robert L. Mead

                        Originators

                        Magnum Coal Sales LLC

                        c/o Patriot Coal Corporation

                        12312 Olive Blvd.

                        Suite 400

                        St. Louis, MO 63141

                        Attn: Robert L. Mead

                        Patriot Coal Sales LLC

                        c/o Patriot Coal Corporation

                        12312 Olive Blvd.

                        Suite 400

                        St. Louis, MO 63141

                        Attn: Robert L. Mead

                        Patriot/Servicer

                        Patriot Coal Corporation

                        12312 Olive Blvd.

                        Suite 400

                        St. Louis, MO 63141

                        Attn: Robert L. Mead

9205569 09039541	Schedule VI-1

Schedule VII

COAL PURCHASE AGREEMENTS

(form attached)

9205569 09039541	Schedule VII- 1

Exhibit A

FORM OF PURCHASE REPORT

Originator:	[Name of Originator]

Purchaser:	Patriot Coal Receivables (SPV) Ltd.

Payment Date:

1.	Outstanding Balance of Receivables Purchased:

2.	Fair Market Value Discount:

1/{1 + (Prime Rate x Days’ Sales Outstanding)}
365

Where:

Prime Rate = __________

Days’ Sales Outstanding = __________

3. Letters of Credit:	Purchase Price (1 x 2) = $ __________ [Account Name]

9205569 09039541	Exhibit A-1

Exhibit B

COMPANY NOTE

New York, New York
March __, 2010

FOR VALUE RECEIVED, the undersigned, PATRIOT COAL RECEIVABLES (SPV) LTD., a company organized under the laws of the British Virgin Islands (the “Company”), promises to pay to [ORIGINATOR], a [Delaware][West Virginia] [limited liability company] (“Originator”), on the terms and subject to the conditions set forth herein and in the Purchase and Sale Agreement referred to below, the aggregate unpaid Purchase Price of all Pool Receivables purchased by the Company from Originator pursuant to such Purchase and Sale Agreement, as such unpaid Purchase Price is shown in the records of Servicer.

1.                  Purchase and Sale Agreement.  This Company Note is one of the Company Notes described in, and is subject to the terms and conditions set forth in, that certain Purchase and Sale Agreement of March 2, 2010 (as the same may be amended, restated, supplemented or otherwise modified in accordance with its terms, the “Purchase and Sale Agreement”), among the Company, the Originator, and the various entities listed thereto as Originators.  Reference is hereby made to the Purchase and Sale Agreement for a statement of certain other rights and obligations of the Company and Originator.

2.                  Definitions.  Capitalized terms used (but not defined) herein have the meanings assigned thereto in the Purchase and Sale Agreement and in Exhibit I to the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement).  In addition, as used herein, the following terms have the following meanings:

“Bankruptcy Proceedings” has the meaning set forth in clause (b) of paragraph 9 hereof.

“Final Maturity Date” means the Payment Date immediately following the date that falls one year and one day after the Facility Termination Date.

“Interest Period” means the period from and including a Payment Date (or, in the case of the first Interest Period, the date hereof) to but excluding the next Payment Date.

“Senior Interest Holders” means, collectively, the Purchasers, the Purchaser Agents, the Administrator and the Indemnified Parties and Affected Persons.

“Senior Interests” means, collectively, (i) all accrued Discount on the Purchased Interest, (ii) the fees referred to in Section 1.5 of the Receivables Purchase Agreement, (iii) all amounts payable pursuant to Sections 1.7, 1.8, 1.9, 1.10 or 6.4 of the Receivables Purchase Agreement, (iv) the Aggregate Capital and (v) all other obligations of the Company and the Servicer that are due and payable, to (a) the Purchasers, the Purchaser Agents, the Administrator and their respective successors, permitted transferees and assigns arising in connection with the Transaction Documents and (b) any Indemnified Party or Affected Person arising in connection with the Receivables Purchase Agreement, in each case, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, together with any and all interest and Discount accruing on any such amount after the commencement of any Bankruptcy Proceedings, notwithstanding any provision or rule of law that might restrict the rights of any Senior Interest Holder, as against the Company or anyone else, to collect such interest.

9205569 09039541	Exhibit B-1

“Subordination Provisions” means, collectively, clauses (a) through (l) of paragraph 9 hereof.

3.                  Interest.  Subject to the Subordination Provisions set forth below, the Company promises to pay interest on this Company Note, from the date hereof to (but excluding) the date on which the entire aggregate unpaid Purchase Price is fully paid, the aggregate unpaid Purchase Price from time to time outstanding shall bear interest at a rate per annum equal to the rate of interest publicly announced from time to time by Fifth Third Bank, as its “prime rate”, “reference rate” or other comparable rate, as determined by the Servicer.

4.                  Interest Payment Dates.  Subject to the Subordination Provisions set forth below, the Company shall pay accrued interest on this Company Note on each Payment Date, and shall pay accrued interest on the amount of each principal payment made in cash on a date other than a Payment Date at the time of such principal payment.

5.                  Basis of Computation.  Interest accrued hereunder shall be computed for the actual number of days elapsed on the basis of a 365- or 366-day year.

6.                  Principal Payment Dates.  Subject to the Subordination Provisions set forth below, payments of the principal amount of this Company Note shall be made as follows:

(a)                The principal amount of this Company Note shall be reduced by an amount equal to each payment deemed made pursuant to Section 3.3 of the Purchase and Sale Agreement; and

(b)               The entire remaining unpaid Purchase Price of all Pool Receivables purchased by the Company from Originator pursuant to the Purchase and Sale Agreement shall be paid on the Final Maturity Date.

Subject to the Subordination Provisions set forth below, the principal amount of and accrued interest on this Company Note may be prepaid by, and in the sole discretion of the Company, on any Business Day without premium or penalty.

7.                  Payment Mechanics.  All payments of principal and interest hereunder are to be made in lawful money of the United States of America in the manner specified in Article III of the Purchase and Sale Agreement.

9205569 09039541	Exhibit B-2

8.                  Enforcement Expenses.  In addition to and not in limitation of the foregoing, but subject to the Subordination Provisions set forth below and to any limitation imposed by applicable law, the Company agrees to pay all expenses, including reasonable attorneys’ fees and legal expenses, incurred by Originator in seeking to collect any amounts payable hereunder which are not paid when due.

9.                  Subordination Provisions. The Company covenants and agrees, and Originator and any other holder of this Company Note (collectively, Originator and any such other holder are called the “Holder”), by its acceptance of this Company Note, likewise covenants and agrees on behalf of itself and any holder of this Company Note, that the payment of the principal amount of and interest on this Company Note is hereby expressly subordinated in right of payment to the payment and performance of the Senior Interests to the extent and in the manner set forth in the following clauses of this paragraph 9:

(a)                No payment or other distribution of the Company’s assets of any kind or character, whether in cash, securities, or other rights or property, shall be made on account of this Company Note except to the extent such payment or other distribution is (i) permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement or (ii) made pursuant to clause (a) or (b) of paragraph 6 of this Company Note;

(b)               In the event of any dissolution, winding up, liquidation, readjustment, reorganization or other similar event relating to the Company, whether voluntary or involuntary, partial or complete, and whether in bankruptcy, insolvency or receivership proceedings, or upon an assignment for the benefit of creditors, or any other marshalling of the assets and liabilities of the Company or any sale of all or substantially all of the assets of the Company other than as permitted by the Purchase and Sale Agreement (such proceedings being herein collectively called “Bankruptcy Proceedings”), the Senior Interests shall first be paid and performed in full and in cash before Originator shall be entitled to receive and to retain any payment or distribution in respect of this Company Note.  In order to implement the foregoing:  (i) all payments and distributions of any kind or character in respect of this Company Note to which Holder would be entitled except for this clause (b) shall be made directly to the Administrator (for the benefit of the Senior Interest Holders); (ii) Holder shall promptly file a claim or claims, in the form required in any Bankruptcy Proceedings, for the full outstanding amount of this Company Note, and shall use commercially reasonable efforts to cause said claim or claims to be approved and all payments and other distributions in respect thereof to be made directly to the Administrator (for the benefit of the Senior Interest Holders) until the Senior Interests shall have been paid and performed in full and in cash; and (iii) Holder hereby irrevocably agrees that Administrator (acting on behalf of the Purchasers), in the name of Holder or otherwise, demand, sue for, collect, receive and receipt for any and all such payments or distributions, and file, prove and vote or consent in any such Bankruptcy Proceedings with respect to any and all claims of Holder relating to this Company Note, in each case until the Senior Interests shall have been paid and performed in full and in cash;

(c)                In the event that Holder receives any payment or other distribution of any kind or character from the Company or from any other source whatsoever, in respect of this Company Note, other than as expressly permitted by the terms of this Company Note, such payment or other distribution shall be received in trust for the Senior Interest Holders and shall be turned over by Holder to the Administrator (for the benefit of the Senior Interest Holders) forthwith.  Holder will mark its books and records so as clearly to indicate that this Company Note is subordinated in accordance with the terms hereof.  All payments and distributions received by the Administrator in respect of this Company Note, to the extent received in or converted into cash, may be applied by the Administrator (for the benefit of the Senior Interest Holders) first to the payment of any and all expenses (including reasonable attorneys’ fees and legal expenses) paid or incurred by the Senior Interest Holders in enforcing these Subordination Provisions, or in endeavoring to collect or realize upon this Company Note, and any balance thereof shall, solely as between Originator and the Senior Interest Holders, be applied by the Administrator (in the order of application set forth in Section 1.4(d) of the Receivables Purchase Agreement) toward the payment of the Senior Interests; but as between the Company and its creditors, no such payments or distributions of any kind or character shall be deemed to be payments or distributions in respect of the Senior Interests;

9205569 09039541	Exhibit B-3

(d)               Notwithstanding any payments or distributions received by the Senior Interest Holders in respect of this Company Note, while any Bankruptcy Proceedings are pending Holder shall not be subrogated to the then existing rights of the Senior Interest Holders in respect of the Senior Interests until the Senior Interests have been paid and performed in full and in cash.  If no Bankruptcy Proceedings are pending, Holder shall only be entitled to exercise any subrogation rights that it may acquire (by reason of a payment or distribution to the Senior Interest Holders in respect of this Company Note) to the extent that any payment arising out of the exercise of such rights would be permitted under Section 1(n) of Exhibit IV to the Receivables Purchase Agreement;

(e)                These Subordination Provisions are intended solely for the purpose of defining the relative rights of Holder, on the one hand, and the Senior Interest Holders on the other hand.  Nothing contained in these Subordination Provisions or elsewhere in this Company Note is intended to or shall impair, as between the Company, its creditors (other than the Senior Interest Holders) and Holder, the Company’s obligation, which is unconditional and absolute, to pay Holder the principal of and interest on this Company Note as and when the same shall become due and payable in accordance with the terms hereof or to affect the relative rights of Holder and creditors of the Company (other than the Senior Interest Holders);

(f)                 Holder shall not, until the Senior Interests have been paid and performed in full and in cash, (i) cancel, waive, forgive, transfer or assign, or commence legal proceedings to enforce or collect, or subordinate to any obligation of the Company, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or now or hereafter existing, or due or to become due, other than the Senior Interests, this Company Note or any rights in respect hereof or (ii) convert this Company Note into an equity interest in the Company, unless Holder shall, in either case, have received the prior written consent of the Administrator;

9205569 09039541	Exhibit B-4

(g)                Holder shall not, without the advance written consent of the Administrator and each Purchaser, commence, or join with any other Person in commencing, any Bankruptcy Proceedings with respect to the Company until at least one year and one day shall have passed since the Senior Interests shall have been paid and performed in full and in cash;

(h)                If, at any time, any payment (in whole or in part) of any Senior Interest is rescinded or must be restored or returned by a Senior Interest Holder (whether in connection with Bankruptcy Proceedings or otherwise), these Subordination Provisions shall continue to be effective or shall be reinstated, as the case may be, as though such payment had not been made;

(i)                  Each of the Senior Interest Holders may, from time to time, at its sole discretion, without notice to Holder, and without waiving any of its rights under these Subordination Provisions, take any or all of the following actions:  (i) retain or obtain an interest in any property to secure any of the Senior Interests; (ii) retain or obtain the primary or secondary obligations of any other obligor or obligors with respect to any of the Senior Interests; (iii) extend or renew for one or more periods (whether or not longer than the original period), alter or exchange any of the Senior Interests, or release or compromise any obligation of any nature with respect to any of the Senior Interests; (iv) amend, supplement, amend and restate, or otherwise modify any Transaction Document; and (v) release its security interest in, or surrender, release or permit any substitution or exchange for all or any part of any rights or property securing any of the Senior Interests, or extend or renew for one or more periods (whether or not longer than the original period), or release, compromise, alter or exchange any obligations of any nature of any obligor with respect to any such rights or property;

(j)                 Holder hereby waives:  (i) notice of acceptance of these Subordination Provisions by any of the Senior Interest Holders; (ii) notice of the existence, creation, non-payment or non-performance of all or any of the Senior Interests; and (iii) all diligence in enforcement, collection or protection of, or realization upon, the Senior Interests, or any thereof, or any security therefor;

(k)               Each of the Senior Interest Holders may, from time to time, on the terms and subject to the conditions set forth in the Transaction Documents to which such Persons are party, but without notice to Holder, assign or transfer any or all of the Senior Interests, or any interest therein; and, notwithstanding any such assignment or transfer or any subsequent assignment or transfer thereof, such Senior Interests shall be and remain Senior Interests for the purposes of these Subordination Provisions, and every immediate and successive assignee or transferee of any of the Senior Interests or of any interest of such assignee or transferee in the Senior Interests shall be entitled to the benefits of these Subordination Provisions to the same extent as if such assignee or transferee were the assignor or transferor; and

(l)                  These Subordination Provisions constitute a continuing offer from the holder of this Company Note to all Persons who become the holders of, or who continue to hold, Senior Interests; and these Subordination Provisions are made for the benefit of the Senior Interest Holders, and the Administrator may proceed to enforce such provisions on behalf of each of such Persons.

9205569 09039541	Exhibit B-5

10.              General.  No failure or delay on the part of Originator in exercising any power or right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right.  No amendment, modification or waiver of, or consent with respect to, any provision of this Company Note shall in any event be effective unless (i) the same shall be in writing and signed and delivered by the Company and Holder and (ii) all consents required for such actions under the Transaction Documents shall have been received by the appropriate Persons.

11.              Maximum Interest.  Notwithstanding anything in this Company Note to the contrary, the Company shall never be required to pay unearned interest on any amount outstanding hereunder and shall never be required to pay interest on the principal amount outstanding hereunder at a rate in excess of the maximum nonusurious interest rate that may be contracted for, charged or received under applicable federal or state law (such maximum rate being herein called the “Highest Lawful Rate”).  If the effective rate of interest which would otherwise be payable under this Company Note would exceed the Highest Lawful Rate, or if the holder of this Company Note shall receive any unearned interest or shall receive monies that are deemed to constitute interest which would increase the effective rate of interest payable by the Company under this Company Note to a rate in excess of the Highest Lawful Rate, then (i) the amount of interest which would otherwise be payable by the Company under this Company Note shall be reduced to the amount allowed by applicable law, and (ii) any unearned interest paid by the Company or any interest paid by the Company in excess of the Highest Lawful Rate shall be refunded to the Company.  Without limitation of the foregoing, all calculations of the rate of interest contracted for, charged or received by Originator under this Company Note that are made for the purpose of determining whether such rate exceeds the Highest Lawful Rate applicable to Originator (such Highest Lawful Rate being herein called the “Originator’s Maximum Permissible Rate”) shall be made, to the extent permitted by usury laws applicable to Originator (now or hereafter enacted), by amortizing, prorating and spreading in equal parts during the actual period during which any amount has been outstanding hereunder all interest at any time contracted for, charged or received by Originator in connection herewith.  If at any time and from time to time (i) the amount of interest payable to Originator on any date shall be computed at Originator’s Maximum Permissible Rate pursuant to the provisions of the foregoing sentence and (ii) in respect of any subsequent interest computation period the amount of interest otherwise payable to Originator would be less than the amount of interest payable to Originator computed at Originator’s Maximum Permissible Rate, then the amount of interest payable to Originator in respect of such subsequent interest computation period shall continue to be computed at Originator’s Maximum Permissible Rate until the total amount of interest payable to Originator shall equal the total amount of interest which would have been payable to Originator if the total amount of interest had been computed without giving effect to the provisions of the foregoing sentence.

12.              No Negotiation.  This Company Note is not negotiable.

9205569 09039541	Exhibit B-6

13.       Governing Law.  THIS COMPANY NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

14.              Captions.  Paragraph captions used in this Company Note are for convenience only and shall not affect the meaning or interpretation of any provision of this Company Note.

9205569 09039541	Exhibit B-7

IN WITNESS WHEREOF, Patriot Coal Receivables (SPV) Ltd. has caused this Company Note to be executed as of the date first written above.

PATRIOT COAL RECEIVABLES (SPV) LTD.,
a company organized under the laws of the British Virgin Islands

By:_______________________________________

Name:_____________________________________
Title:______________________________________

9205569 09039541	Exhibit B-8

Exhibit C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT, dated as of ___________, 20___ (this “Agreement”) is executed by__________, a corporation organized under the laws of __________ (the “Additional Originator”), with its principal place of business located at __________.

BACKGROUND:

A.                 Patriot Coal Receivables (SPV) Ltd. (the “Company”) and the various entities from time to time party thereto, as Originators (collectively, the “Originators”), have entered into that certain Purchase and Sale Agreement, dated as of March 2, 2010 (as amended through the date hereof, and as it may be further amended from time to time, the “Purchase and Sale Agreement”).

B.                 The Additional Originator desires to become a Originator pursuant to Section 4.3 of the Purchase and Sale Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Additional Originator hereby agrees as follows:

SECTION 1.       Definitions.  Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings assigned thereto in the Purchase and Sale Agreement or in the Receivables Purchase Agreement (as defined in the Purchase and Sale Agreement).

SECTION 2.       Transaction Documents.  The Additional Originator hereby agrees that it shall be bound by all of the terms, conditions and provisions of, and shall be deemed to be a party to (as if it were an original signatory to), the Purchase and Sale Agreement and each of the other relevant Transaction Documents.  From and after the later of the date hereof and the date that the Additional Originator has complied with all of the requirements of Section 4.3 of the Purchase and Sale Agreement, the Additional Originator shall be an Originator for all purposes of the Purchase and Sale Agreement and all other Transaction Documents. The Additional Originator hereby acknowledges that it has received copies of the Purchase and Sale Agreement and the other Transaction Documents.

SECTION 3.       Representations and Warranties.  The Additional Originator hereby makes all of the representations and warranties set forth in Article V (to the extent applicable) of the Purchase and Sale Agreement as of the date hereof (unless such representations or warranties relate to an earlier date, in which case as of such earlier date), as if such representations and warranties were fully set forth herein.  The Additional Originator hereby represents and warrants that its location (as defined in the applicable UCC) is [____________________], its mining operations and names of each minehead relating thereto and the offices where the Additional Originator keeps all of its Records and Related Security are as follows:

9205569 09039541	Exhibit C-1

SECTION 4.       Miscellaneous.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York without regard to any otherwise applicable conflicts of law principles (other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York).  This Agreement is executed by the Additional Originator for the benefit of the Company, and its assigns, and each of the foregoing parties may rely hereon.  This Agreement shall be binding upon, and shall inure to the benefit of, the Additional Originator and its successors and permitted assigns.

[Signature Pages Follow]

9205569 09039541	Exhibit C-2

IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed by its duly authorized officer as of the date and year first above written.

[NAME OF ADDITIONAL ORIGINATOR]

By:_______________________________________

Name:_____________________________________
Title:______________________________________

Consented to:

PATRIOT COAL RECEIVABLES (SPV) LTD.

By:_________________________________

Name:___________________________
Title:_____________________________

Acknowledged by:

FIFTH THIRD BANK,
as Administrator

By:_________________________________

Name:___________________________
Title:_____________________________

[PURCHASER AGENTS]

By:_________________________________

Name:___________________________
Title:_____________________________

9205569 09039541	Exhibit C-3